UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 24, 2005

Openwave Systems Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16073	94-3219054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Seaport Boulevard, Redwood City, California	94063
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On November 9, 2005, Openwave Systems Inc, a Delaware corporation (“Openwave”), entered into an Amended and Restated Stock Purchase Agreement (the “Amended Agreement”) with the sellers named therein. The Amended Agreement amends and restates the Stock Purchase Agreement (the “Original Agreement”) by and among Openwave and the sellers named therein, dated as of September 24, 2005 and reported by Openwave on Form 8-K on September 29, 2005.

Under the Amended Agreement, Openwave has agreed, as it did under the Original Agreement, to purchase all of the issued and outstanding shares of Musiwave S.A., a société anonyme organized and existing under the laws of France (“Musiwave”).

Under the Amended Agreement, the material terms of the agreement including the aggregate consideration to be paid by Openwave remain unchanged from the Original Agreement. The Amended Agreement, however, differs from the Original Agreement in two main respects. First, the Original Agreement provided that the purchase price would be paid with a combination of cash and stock (unless Openwave elects to pay all cash), with the exact proportions to be determined by Openwave prior to the closing and with at least 40% of the consideration to be paid in cash. However under the terms of the Amended Agreement, minority shareholders who collectively own approximately 6.2% of Musiwave shares will receive their entire pro rata share of the purchase price solely in cash regardless of what Openwave elects with respect to the other shareholders. Therefore, under the Amended Agreement, at least approximately 43% of the purchase price will be paid in cash. Musiwave’s majority shareholders shall receive their portion of the purchase price in cash and stock, unless Openwave elects to pay the entire purchase price in cash. Second, pursuant to the Amended Agreement, the transaction is now expected to close early in the first calendar quarter of 2006. The closing of the transaction is still subject to customary closing conditions.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The Amended Agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Openwave and the Musiwave shareholders who are parties to the Amended Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

ITEM 9.01 Financial Statements and Exhibits.

The following exhibits are furnished with this Current Report on Form 8-K/A:

Exhibit Number	Description
2.1	Amended and Restated Stock Purchase Agreement, dated as of November 9, 2005, by and among Openwave Systems Inc. and the Sellers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPENWAVE SYSTEMS INC.

Date: November 14, 2005	By:	/s/ Douglas Solomon
	Name:	Douglas Solomon
	Title:	Vice President Legal & Corporate Affairs and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1	Amended and Restated Stock Purchase Agreement, dated as of November 9, 2005, by and among Openwave Systems Inc. and the Sellers named therein.